                                                                   EXHIBIT 10(f)

                                CREDIT AGREEMENT

         This Agreement is entered into as of January 24, 1996 by and between WHITEHALL CORPORATION, a Delaware corporation ("Borrower"), whose address is 2659 Nova Drive, Dallas, Texas 75229, and COMERICA BANK - TEXAS, ("Lender") whose address is 1601 Elm Street, Dallas, Texas 75201. In consideration of Lender's making the following described loans, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Borrower and Lender agree as follows:

                           SECTION 1.  DEFINED TERMS

         As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

         "Agreement" means this Credit Agreement, as the same may from time to time be amended or supplemented.

         "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and without limiting the generality of the foregoing, includes
(a) each Person that owns or controls, whether beneficially, or as trustee, guardian or other fiduciary, five percent (5%) or more of any class of voting securities of such Person, (b) each Person in which five percent (5%) or more of any class or series of voting securities (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) is owned or controlled by such Person, and (c) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "control" (including, with correlative meanings the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or by contract or otherwise.

         "AvAero" means AvAero Noise Reduction Joint Venture, a joint venture organized under the laws of the State of Delaware.

         "Business Day" means a day (other than Saturday, Sunday or a legal holiday) on which commercial banks are open for business in Dallas, Texas; provided, however, if such date relates to a borrowing of, a payment or prepayment of principal of or interest on, a conversion of or into, or LIBOR Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment or LIBOR Interest Period, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

         "Commitments" mean the Line of Credit Commitment and the Letter of Credit Commitment.

         "Commitment Fee" means the fee payable by Borrower to Lender pursuant to Section 2.11 of this Agreement.

         "Consolidated Current Assets" means all assets of Borrower and the Subsidiaries that, in accordance with GAAP, would be included as current assets on a consolidated balance sheet of Borrower and the Subsidiaries.

         "Consolidated Current Liabilities" means all liabilities of Borrower and the Subsidiaries that, in accordance with GAAP, would be included as current liabilities on a consolidated balance sheet of Borrower and the Subsidiaries.

         "Consolidated Net Income" means, for any period, the consolidated net income of Borrower and the Subsidiaries during such period as determined in accordance with GAAP.

         "Consolidated Tangible Effective Net Worth" means, at any particular time, all amounts which, in conformity with GAAP, would be included as shareholder equity on a consolidated balance sheet of Borrower and the Subsidiaries, plus Subordinated Debt; provided, however, there shall be excluded therefrom; (a) notes receivable and/or accounts receivable from any director, officer or employee of Borrower or any Subsidiary, (b) the amount of all loans and advances to, and investments in, AvAero and the Joint Venturers in excess of $2,500,000.00, in the aggregate, (c) any amount attributable to treasury shares, (c) goodwill, including any amounts however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (d) patents, trademarks, trade names and copyrights, and (e) all other assets which are properly classified as intangible assets.

         "Consolidated Tangible Net Worth" means, at any particular time, all amounts which, in conformity with GAAP, would be included as shareholder equity on a consolidated balance sheet of Borrower and the Subsidiaries; provided, however, there shall be excluded therefrom; (a) notes receivable and/or accounts receivable from any director, officer or employee of Borrower or any Subsidiary, (b) the amount of all loans and advances to, and investments in, AvAero and the Joint Venturers in excess of $2,500,000.00, in the aggregate,
(c) any amount attributable to treasury shares, (c) goodwill, including any amounts however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (d) patents, trademarks, trade names and copyrights, and (e) all other assets which are properly classified as intangible assets.

         "Consolidated Total Liabilities" means, at any particular time, all amounts which in conformity with GAAP, would be included as liabilities on a consolidated balance sheet of Borrower and the Subsidiaries.

         "Conversion Election Notice" means the written notice given by Borrower to Lender of Borrower's election to create a Tranche in accordance with Section 2.1(e) hereof. Each Conversion Election Notice shall be in the form of Exhibit "A" attached hereto.

         "Debt" means, with respect to any Person, all liabilities, obligations and reserves of such Person, contingent or otherwise, which in accordance with GAAP, would be reflected as a liability on a balance sheet or would be required to be disclosed in a financial statement, including, without limitation or duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes and other similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (d) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) all guarantees, endorsements, and other contingent obligations of such Person with respect to the obligations of other Persons of the type described in (a) through (d) preceding including, but not limited to, any obligations to acquire any of such obligations, to purchase, sell, or furnish property or services primarily for the purpose of enabling such other Person to make payment of any of such obligations and/or to assure the owner of any of such obligations against loss with respect thereto, (f) all reimbursement obligations, contingent or otherwise, in respect of letters of credit, surety and appeal bonds and performance bonds or similar instruments assuring any other Person of the performance of any act or acts or the payment of any obligation, (g) all Debt referred to in clauses (a), (b), (c), (d), (e) or (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, and (h) liabilities in respect of unfunded vested benefits under any Plans.

         "Default" means any of the events or conditions specified in Section
6.1 of this Agreement, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.

         "Documentary Letters of Credit" means the letters of credit issued by Lender for the account of Borrower and for any of its Subsidiaries pursuant to
Section 2.1 hereof.

         "Dollar" and "$" each mean the lawful money of the United States of America.

         "Drawdown Termination Date" means April 15, 1997.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Event of Default" means any of the events or conditions specified in
Section 6.1 of this Agreement, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

         "Financial Statements" means the financial statements of Borrower and the Subsidiaries described or referred to in Section 3.9 of this Agreement.

         "Fluctuating Rate" means a varying rate of interest per annum equal at all times to the Prime Rate (but in no event to exceed the Maximum Rate), with adjustments in such varying rate to be on the same date as any change in the Prime Rate.

         "Fluctuating Rate Loan" means any Loan with respect to which Borrower shall have selected the Fluctuating Rate in accordance with Section 2.1 hereof.

         "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances as of the date in question; provided, however, for purposes of determining compliance with any covenant set forth in
Article 4 hereof, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in Borrower's audited financial statements referred to in
Section 3.8 hereof. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranty Agreements" means the guaranty agreements executed and delivered to Lender pursuant to Section 7.1 of this Agreement and all other guaranty agreements hereafter executed which guarantee the payment of the Indebtedness.

         "Indebtedness" means any and all amounts owing and to be owing by Borrower and each of the Subsidiaries in connection with this Agreement, the Note, and the other Loan Documents and all other liabilities and indebtedness of Borrower and each of the Subsidiaries to Lender from time to time existing, whether in connection with this or other transactions.

         "Interest Payment Date" means (a) with respect to each Fluctuating Rate Loan (i) the first (1st) day of each calendar month commencing February 1, 1996, (ii) the Drawdown Termination Date, and (iii) any day on which past due interest or principal is owed hereunder and is unpaid, and (b) with respect to each LIBOR Loan (i) the first (1st) day of each calendar month commencing February 1, 1996, (ii) the day on which the LIBOR Interest Period related to such LIBOR Loan ends and (iii) any day on which past due interest or principal is owed hereunder and is unpaid.

         "Joint Venturers" mean Aero Hushkit Corporation, Aero Corporation and WDW Aviation Management, Inc.

         "LIBOR Base Rate" means the rate of interest per annum determined pursuant to the following formula:

                                                         LIBOR
                                           ---------------------------------
         LIBOR Base Rate   =               1 - LIBOR Reserve Percentage

         WHERE:

                 (a) "LIBOR" means the interest rate per annum equal to the arithmetic average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates at which Dollar deposits approximately equal in principal amount to the applicable LIBOR Loan or Tranche and for a maturity equal to the applicable LIBOR Interest Period are offered for delivery on the first (1st) day of such LIBOR Interest Period by four
         (4) major banks in the London interbank market, chosen by Lender, at approximately 10:00 a.m., New York time, two (2) Business Days prior to the commencement of such LIBOR Interest Period; and

                 (b) "LIBOR Reserve Percentage" means, relative to any LIBOR Interest Period for a LIBOR Loan made by lender, the reserve percentage (expressed as a decimal) equal to the actual aggregate reserve requirements (including marginal, special, emergency, supplemental, and other reserves and taking into account any transactional adjustments or other scheduled changes in reserve requirements) applicable to a member of the Federal Reserve System specified under regulations issued from time to time by the Federal Reserve Board and then applicable to assets or liabilities consisting of and including

         "Eurocurrency Liabilities" as currently defined in Regulation D of the Federal Reserve Board. The LIBOR Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in such reserve requirements.

         "LIBOR Fixed Rate" means a rate per annum equal to the sum of the LIBOR Base Rate plus one and one-half percent (1.50%).

         "LIBOR Interest Period" means a period commencing on any date upon which, pursuant to a Request for Loan, a Conversion Election Notice or otherwise pursuant to the provisions of this Agreement, the principal amount of any LIBOR Loan begins to accrue interest at the LIBOR Fixed Rate and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months thereafter, as Borrower may elect in accordance with Section 2.1(d) or
Section 2.1(e) hereof; provided, however (a) if any LIBOR Interest Period would end on a day other than a Business Day, such LIBOR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such LIBOR Interest Period shall end on the next preceding Business Day, (b) if any LIBOR Interest Period would end later than the Drawdown Termination Date, such LIBOR Interest Period shall end on the Drawdown Termination Date, (c) no LIBOR Interest Period shall have a duration of less than one month, and (d) interest shall accrue from and including the first day of a LIBOR Interest Period to and including the last day of such LIBOR Interest Period.

         "LIBOR Loan" means a Loan with respect to which Borrower shall have selected an interest rate based on the LIBOR Base Rate in accordance with
Section 2.1 hereof.

         "Letters of Credit" means the Documentary Letters of Credit and the Standby Letters of Credit.

         "Lien" means any mortgage, lien (statutory or others), pledge, hypothecation, assignment, security interest, title retention arrangement, levy, assessment, claim, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any capital or financing lease having lawfully the same effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing, other than notice filings to reflect true leases and lease consignments.

         "Line of Credit Commitment" means the obligation of Lender to make the Loans to, and/or to issue the Documentary Letters of Credit for the account of, Borrower pursuant to Section 2.1 of this Agreement.

         "Loan Documents" mean this Agreement, the Note, the Guaranty Agreements, the letter of credit applications and agreements and any and all other certificates, documents and agreements executed and delivered pursuant to or in connection with this Agreement and any future amendments hereto or thereto.

         "Loans" mean the loans made by Lender to Borrower from the Line of Credit Commitment.

         "Material Adverse Effect" means with respect to any set of circumstances or events and their effect on a Person, the reasonable likelihood of a material and adverse effect on (a) such Person's financial condition, property, assets, operations, prospects or profits, (b) the validity or enforceability against such Person of any of the Loan Documents or any of the transactions contemplated thereby, or (c) the ability of such Person to perform its obligations under any of the Loan Documents to which it is a party.

         "Maximum Rate" means the maximum lawful rate of interest permitted by applicable usury laws now or hereafter enacted, which interest rate shall change when and as said laws change, to the extent permitted by said laws, effective on the day such change in said laws becomes effective, provided, however, that the term "Maximum Rate" means a rate of interest equal to five percentage points above the Prime Rate as it varies if there is no Maximum Rate.

         "Note" means the promissory note of Borrower payable to the order of Lender described in Section 2.1 of this Agreement and being in form and substance satisfactory to Lender, together with any and all renewals, extensions and/or rearrangements thereof.

         "Permitted Liens" means (a) Liens in favor of Lender, (b) Liens for taxes, assessments and other governmental charges arising by law in the ordinary course of business for sums which are not yet due and payable, (c) Liens of mechanics, materialmen, and warehousemen arising by law in the ordinary course of business for sums which are not yet due and payable, (d) Liens, not delinquent, created by statute in connection with workers' compensation, unemployment insurance and social security obligations, (e) encumbrances consisting of minor easements, zoning restrictions or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the property encumbered thereby or materially impair the ability of Borrower or any Subsidiary to use such property in its business, and (f) existing Liens disclosed to Lender in
Schedule 1.1 attached hereto.

         "Person" means any individual, sole proprietorship, corporation, partnership, joint venture, trust, joint stock company, unincorporated organization, association, institution, entity, party or Governmental Authority (whether national, federal, state, county, city, municipal or otherwise including, without limitation, any instrumentality, division, agency, body or department thereof).

         "Plan" means any employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

         "Prime Rate" means the interest rate per annum announced by Lender from time to time as its prime rate. The Prime Rate is set by Lender as a general reference rate of interest taking into account such factors as Lender may deem appropriate, it being understood that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond to any future increases or decreases of interest rates charged by other lenders, or market rates in general, and Lender may make various commercial or other loans at rates of interest having no relationship to such rate.

         "Property" means any interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

         "Quick Ratio" means, at any particular time, the ratio of (a) the sum of Borrower's and Subsidiaries' (i) cash, (ii) cash equivalents, and (iii) account receivables after deducting from the amount of such receivables all applicable bad debt reserves applicable thereto as determined by GAAP to (b) the sum of (i) Consolidated Current Liabilities and (ii) the aggregate amount of the Standby Letters of Credit issued and outstanding (after deducting from such aggregate amount accrued liability already outstanding for environmental expense covered by the Standby Letters of Credit). For purposes of this ratio, the Indebtedness and all other indebtedness and obligations of Borrower to Lender shall be included in the computation of Consolidated Current Liabilities.

         "Request for Documentary Letter of Credit" means the written request delivered by Borrower and/or a Subsidiary to Lender requesting a Documentary Letter of Credit in accordance with Section 2.1 hereof. Each Request for Documentary Letter of Credit shall be in the form of Exhibit "B" attached hereto.

         "Request for Loan" means the written request delivered by Borrower to Lender requesting a Loan in accordance with Section 2.1 hereof. Each Request for Loan shall be in the form of Exhibit "C" attached hereto.

         "Request for Standby Letter of Credit" means the written request delivered by Borrower to Lender requesting a Standby Letter of Credit in accordance with Section 2.2 hereof. Each Request for Standby Letter of Credit shall be in the form of Exhibit "D" attached hereto.

         "Standby Letters of Credit" means the letters of credit issued by Lender for the account of Borrower pursuant to Section 2.2 hereof.

         "Standby Letter of Credit Commitment" means the obligation of Lender to issue the Standby Letters of Credit pursuant to Section 2.2 hereof.

         "Subordinated Debt" means, with respect to Borrower, the Debt of Borrower, calculated in accordance with GAAP, heretofore or hereafter incurred, that, by the express terms of the instrument evidencing or creating such Debt or by the terms of a subordination agreement, in form and substances satisfactory to Lender, is validly and effectively made subordinate and subject in right to payment, to whatever extent Lender may require, to the prior payment of the Indebtedness to Lender.

         "Subsidiary" means Aero Corporation, Hydroscience, Inc., Crystek Crystals Corporation and any other corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by Borrower and/or one or more of its Subsidiaries.

         "Subsidiary Guarantor" means a Subsidiary which has executed and delivered to Lender a Guaranty Agreement.

         "Tranche" has the meaning assigned that term in Section 2.1(e) hereof.

         "Working Capital" means, at any particular time, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

                     SECTION 2.  AMOUNT AND TERMS OF CREDIT

         2.1.    The Line of Credit Commitment.

                 (a) Loans and Documentary Letters of Credit. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, Lender agrees, from the date of this Agreement up to but not including the Drawdown Termination Date, to make Loans to Borrower and/or to issue Documentary Letters of Credit for the account of Borrower or any Subsidiary from time to time on any Business Day in such amounts as Borrower may request up to but not exceeding an aggregate principal sum at any time outstanding equal to $5,000,000.00; provided, however, the aggregate amount of the Documentary Letters of Credit issued and outstanding at any time shall not exceed $100,000.00. Within such limits and during such period, Borrower may borrow, repay (subject to the provisions of Section 2.1(k) hereof) and reborrow hereunder.

                 (b) Note. To evidence the Loans made by Lender pursuant to this Section, Borrower will issue, execute and deliver the Note dated of even date with this Agreement in the principal amount of $5,000,000.00 and payable to the order of Lender. The outstanding principal balance of the Note shall be payable on the Drawdown Termination Date. Interest on the Loans shall accrue and be due and payable as provided herein.

                 (c)      Interest Rate Option.  Subject to the terms of this
         Article 2, each Loan shall accrue interest prior to maturity or an Event of Default at either the Fluctuating Rate or the LIBOR Fixed Rate as Borrower may request pursuant to Section 2.1(d) or Section 2.1(e) hereof.

                 (d) Making the Loans. For each Loan, Borrower shall give Lender written notice by means of a Request for Loan (or telephonic notice promptly confirmed by means of a Request for Loan) appropriately completed and executed by Borrower (i) in the case of a LIBOR Loan, not later than 10:00 a.m, Central time, three (3) Business Days before the date the proposed Loan and (ii) in the case of a Fluctuating Rate Loan, not later than 10:00 a.m., Central time, on the date of the proposed Loan. Each such notice shall be irrevocable and shall in each case specify (i) whether the Loan is to accrue interest at the Fluctuating Rate or the LIBOR Fixed Rate, (ii) the proposed date of such Loan (which shall be a Business Day) and the amount thereof and
         (iii) if such Loan is to be a LIBOR Loan, the LIBOR Interest Period with respect thereto. If the Request for Loan fails to specify whether the Loan is to accrue interest at the Fluctuating Rate or the LIBOR Fixed

         Rate, then the requested Loan shall bear interest at the Fluctuating Rate. If no LIBOR Interest Period with respect to a LIBOR Loan is specified in any such Request for Loan, then Borrower shall be deemed to have selected a LIBOR Interest Period of one month's duration. If Borrower shall not have given notice in accordance with this Section 2.1(d) or Section 2.1(e) of its election to refinance a LIBOR Loan prior to the end of the LIBOR Interest Period in effect for such LIBOR Loan, then Borrower shall (unless such LIBOR Loan is repaid at the end of such LIBOR Interest Period) be deemed to have given notice to Lender of an election to refinance such LIBOR Loan with a Fluctuating Rate Loan.

                 Each LIBOR Loan made hereunder must be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof.

                 (e) Conversions. Borrower may from time to time elect to designate all or any portion of the outstanding Loans (whether Fluctuating Rate Loans or existing LIBOR Loans) as a "Tranche" which after such election shall consist of one or more outstanding Loans with an identical LIBOR Fixed Rate and LIBOR Interest Period. Without the consent of Lender, Borrower may not make such an election during the continuance of a Default hereunder, and Borrower may make such an election with respect to an outstanding LIBOR Loan only if such election will take effect at or after the termination of the LIBOR Interest Period applicable thereto. Each election by Borrower to designate a Tranche shall:

                            (i)   be in writing by means of a Conversion
                 Election Notice appropriately completed and executed by Borrower;

                           (ii)   specify the aggregate amount of the
                 outstanding Line of Credit Loans which Borrower elects to designate as a Tranche, the first day of the LIBOR Interest Period which is to apply thereto, and the length of such LIBOR Interest Period; and

                          (iii) be received by Lender not later than 10:00 a.m., Central time, three (3) Business Days prior the first day of the specified LIBOR Interest Period.

         Each Conversion Election Notice shall be irrevocable. Borrower may not make any conversion election which does not specify a LIBOR Interest Period complying with the definition of LIBOR Interest Period in Section 1 hereof, and the aggregate amount of the Tranche elected in any Conversion Election Notice must be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof. Each Tranche shall be deemed a LIBOR Loan and subject to all provisions of this Agreement governing LIBOR Loans. If Borrower shall not have given notice in accordance with Section 2.1(d) of its election to refinance the Tranche prior to the end of the LIBOR Interest Period in effect for such Tranche, then Borrower shall (unless such Tranche is repaid at the end of such LIBOR Interest Period) be deemed to have given notice to Lender of an election to refinance such Tranche with a Fluctuating Rate Loan and shall thereafter be subject to all provisions of this Agreement governing Fluctuating Rate Loans.

                 (f) Limitation on LIBOR Loans. Notwithstanding any provision to the contrary in this Agreement, without the prior written consent of Lender, Borrower shall not in any Request for Loan, Conversion Election Notice or otherwise request, and there shall not be made any LIBOR Loans or any election to designate a Tranche which, if made, would result in more than three (3) separate LIBOR Loans and/or Tranches being outstanding hereunder at any one time. For purposes of the foregoing, LIBOR Loans or Tranches having different LIBOR Interest Periods, regardless of whether they commence on the same date, shall be considered separate LIBOR Loans and Tranches.

                 (g) Funding the Loans. Subject to Section 2.1(i) hereof, upon fulfillment of the applicable conditions set forth in Section 7 hereof, Lender will make the requested Loan available to Borrower at Lender's offices designated at the beginning of this Agreement.

                 (h) Limitation on LIBOR Interest Period. Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request any LIBOR Loan or elect to designate a Tranche if the LIBOR Interest Period requested with respect thereto would end after the Drawdown Termination Date.

                 (i) Refinancing of LIBOR Loans. Borrower may refinance all or any part of a LIBOR Loan or a Tranche with a new LIBOR Loan or a Fluctuating Rate Loan, subject to the limitations and conditions set forth in this Agreement. Any LIBOR Loan or Tranche or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with the terms of this Agreement with the proceeds of a new Loan, and the proceeds of the new Line of Credit Loan, to the extent they do not exceed the principal amount of the LIBOR Loan or Tranche being refinanced, shall not be paid by Lender to Borrower pursuant to
         Section 2.1(g).

                 (j)      Interest on Loans.

                            (i)   Each Fluctuating Rate Loan shall bear
                 interest from the date of advancement until the earlier of
                 (aa) maturity or an Event of Default or (bb) the date of conversion into a Tranche, at the Fluctuating Rate.

                           (ii) Each LIBOR Loan (whether funded individually or comprising a Tranche) shall bear interest from the date of advancement until maturity or an Event of Default at a rate per annum equal to the LIBOR Fixed Rate for the LIBOR Interest Period in effect for such LIBOR Loan, subject, however, to the provisions of Section 2.1(j)(iii).

                          (iii) In the event that any quarterly or annual financial statements delivered to Lender pursuant to Section
                 4.1 of this Agreement reflect that the cumulative Consolidated Net Income after provision for income and other taxes of Borrower and the Subsidiaries is less than the following amounts as of the dates indicated during the term of this Agreement (the "Minimum Cumulative Net Income Amounts"):

          Date                                                Amount
          ----                                                ------
     March 31 of each fiscal year of Borrower               $  250,000.00
     June 30 of each fiscal year of Borrower                $  500,000.00
     September 30 of each fiscal year of Borrower           $  750,000.00
     December 31 of each fiscal year                        $1,000,000.00


                 then, for a period from and after the date of Lender's receipt of such financial statements (or the date such financial statements were required to be delivered to Lender pursuant to this Agreement, if earlier) until the date of Lender's receipt of a subsequent quarterly or annual financial statement delivered to Lender pursuant to Section 4.1 hereof which reflects that Borrower is in compliance with the Minimum Cumulative Net Income Amounts (each such period of time is herein called the "Non- Compliance Period") all outstanding LIBOR Loans (whether funded individually or comprising a Tranche) and each LIBOR Loan made and each Tranche designated during the Non-Compliance Period shall accrue interest until maturity or an Event of Default at a rate per annum equal to the LIBOR Fixed Rate plus one-half of one percent (1/2 of 1%) for the Interest Period in effect for such LIBOR Loan or Tranche.

                          (iv) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Line of Credit Loan except as otherwise provided in this Agreement. The applicable LIBOR Base Rate for each LIBOR Interest Period shall be determined by Lender, and such determination shall be conclusive absent manifest error. Lender shall promptly advise Borrower of such determination.

                 (k)      Payment and Prepayment of Principal of Loans.

                            (i) Borrower shall pay to Lender the outstanding principal amount of the Loans (and the outstanding principal amount of the Loans shall be due and payable) on the Drawdown Termination Date.

                           (ii) Subject to the provisions of Section 2.10 hereof, Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part, without premium or penalty, upon at least one (1) Business Day's prior written or telephone (promptly confirmed in writing) notice to Lender; provided, however, that (aa) each such partial prepayment shall be in an amount not less than an integral multiple of $100,000.00 and (bb) no LIBOR Loan may be prepaid except on the last day of the LIBOR Interest Period with respect to such LIBOR Loan unless the indemnification required to be paid by Borrower in connection with such prepayment pursuant to Section 2.10 has been paid in full.

                          (iii) Each prepayment pursuant to this Section 2.1(k) shall be accompanied by a notice from Borrower which shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid. Each notice of prepayment provided by Borrower shall be irrevocable and shall commit Borrower to prepay such Loan or part thereof by the amount stated therein on the date stated therein. All prepayments under this Section 2.1(k) shall be subject to
                 Section 2.10. All prepayments under Section 2.1 shall be applied to the outstanding principal of the Loans being prepaid.

                 (l) Availability. In the event and on each occasion that, on the day two (2) Business Days prior to the commencement of any LIBOR Interest Period for a LIBOR Loan, Lender shall have determined that Dollar deposits in the principal amounts of such LIBOR Loans are not generally available in the London interbank market, or that the rates at which Dollar deposits are being offered will not adequately and fairly reflect the cost to Lender of making or maintaining the principal amount of the LIBOR Loan during such LIBOR Interest Period, or reasonable means do not exist for ascertaining the LIBOR Base Rate, Lender shall as soon as practicable thereafter give written or telephone (promptly confirmed in writing) notice of such determination to Borrower, and any request by Borrower for a LIBOR Loan or Tranche pursuant to this Section 2.1, shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Fluctuating Rate Loan. Each determination of Lender regarding the circumstances referred to in this Section 2.1(l) shall be conclusive absent manifest error.

                 (m)      Documentary Letters of Credit.

                            (i) Issuance of Documentary Letters of Credit. Borrower and/or any Subsidiary shall give Lender prior written notice of at least two (2) Business Days prior to the date on which the issuance of each Documentary Letter of Credit is requested by means of a Request for Documentary Letter of Credit. Upon satisfaction of the conditions specified in
                 Section 7 of this Agreement and subject to the limitations of the Line of Credit Commitment, Lender will issue the Documentary Letter of Credit requested to be issued on the date specified in the written request; provided, however, that Lender shall not be obligated to issue or permit a Documentary Letter of Credit having a term beyond the Drawdown Termination Date.

                          (ii)    Fees.

                                  (aa)     Letter of Credit Fees.  Borrower
                          hereby agrees to pay to Lender a non- refundable Letter of Credit fee for the term of each Letter of Credit computed on a daily basis at the rate of two percent (2%) per annum of the aggregate face amount of the Documentary Letter of Credit, but in no event less than $100.00. The fee for each Documentary Letter of Credit shall be payable on the date of issuance of such Documentary Letter of Credit and on each anniversary date thereof, if applicable.

                                  (bb)     Additional Fees.  Borrower hereby
                          agrees to pay all other applicable fees, expenses and charges with respect to the Documentary Letters of Credit in the amounts set forth on Schedule 2.1 attached hereto.

                          (iii) Reimbursement Obligation. Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to Lender the amount of each draft which may be drawn under a Documentary Letter of Credit, or purport to be so drawn. If at any time Borrower fails immediately to repay the amount of a draft drawn under a Documentary Letter of Credit, pursuant to this Section 2.1(m)(iii), Borrower shall be deemed to have elected to borrow, as of the date of the honoring of a draft from Lender a Fluctuating Rate Loan equal in amount to the unpaid amount of such draft and fees. The proceeds of the Loan shall be used to repay the unpaid portion of the draft drawn under the Documentary Letter of Credit, together with the amount of the unpaid fees.

         2.2.    Standby Letter of Credit Commitment.

                 (a) Standby Letters of Credit. Subject to the terms and conditions and relying on the representations and warranties contained in this Agreement, Lender agrees to issue, from the date of this Agreement through the Drawdown Termination Date, Standby Letters of Credit for the account of Borrower from time to time on any Business Day in such amounts as Borrower may request up to but not exceeding an aggregate amount issued and outstanding at any time of $3,000,000.00.

                 (b) Issuance of Standby Letters of Credit. Borrower shall give Lender prior written notice of at least two (2) Business Days prior to the date on which the issuance of each Standby Letter of Credit is requested by means of a Request for Standby Letter of Credit. Upon satisfaction of the conditions specified in Section 7 of this Agreement and subject to the limitations of the Standby Letter of Credit Commitment, Lender will issue the Standby Letter of Credit requested to be issued on the date specified in the written request; provided, however, that Lender shall not be obligated to issue or permit a Standby Letter of Credit having a term beyond the earlier of
         (i) one (1) year from the date of its issuance or (ii) April 15, 1997.

                 (c)      Fees.

                            (i) Standby Letter of Credit Fees. Borrower hereby agrees to pay to Lender a non-refundable Standby
                 Letter of Credit fee for the term of each Standby Letter of Credit computed on a daily basis at the rate of one percent (1%) per annum of the aggregate face amount of the Standby Letter of Credit, but in no event less than $300.00. The fee for each Standby Letter of Credit shall be payable on the date of issuance of such Standby Letter of Credit and on each anniversary date thereof, if applicable.

                           (ii) Additional Fees. Borrower hereby agrees to pay all other applicable fees, expenses and charges with respect to the Standby Letters of Credit in the amounts set forth on Schedule 2.1 attached hereto.

                 (d) Reimbursement Obligation. Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to Lender the amount of each draft which may be drawn under a Standby Letter of Credit, or purport to be so drawn.

         2.3.    Letters of Credit.

                 (a)      Increased Costs.

                            (i) If any change or phase-in shall occur in any applicable domestic or foreign law, treaty, rule or regulation (whether now in effect or hereinafter enacted or promulgated) or in the interpretation or administration thereof by any court or administrative or Governmental Authority (whether or not having the force of law), or in GAAP, which change or phase-in shall either (aa) change, impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, Lender or (bb) impose on Lender any special condition relating, directly or indirectly, to this Agreement, the Letters of Credit or any of the Loan Documents and the result of any event referred to in subclause
                 (aa) or (bb) of this Section 2.3(a)(i) shall be to increase the cost to Lender of issuing or maintaining the Letters of Credit, then, within a reasonable period of time thereafter, Lender will notify Borrower of the occurrence of any such event. Upon demand by Lender (which demand shall be accompanied by the certificate specified in Section 2.3(a)(iii) below), Borrower shall pay to Lender, from time to time as specified by Lender, such additional amounts as Lender shall determine are necessary to compensate Lender (on an after tax basis) for such increased cost together with interest on each such amount from the date of such demand until payment in full at a fluctuating rate per annum at all times equal to the Prime Rate (but in no event to exceed the Maximum Rate), with adjustments in such fluctuating rate to be made on the same date as any change in the Prime Rate; provided, however, such demand shall be made by Lender only in the event similar demands are being made on other customers of Lender for similar reasons.

                           (ii) If either (aa) the enactment, issuance, implementation or phase-in of or any change in or in the interpretation of any law, rule or regulation, or (bb) compliance with or implementation of any request, directive or guideline from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required to be maintained by Lender or any corporation controlling Lender and Lender determines that the amount of such capital is increased (or that the rate of return on Lender's capital is reduced) by or based on the existence of its obligations under the Letters of Credit, then, within a reasonable period of time thereafter, Lender will notify

                 Borrower of the occurrence of such event. Upon demand by Lender, Borrower shall pay to Lender, from time to time as specified by Lender such additional amount or amounts Lender shall determine are necessary to compensate Lender or any corporation controlling Lender in light of such circumstances, to the extent that Lender reasonably determines such increase in capital to be allocable to the existence of the Letters of Credit. All amounts required to be paid pursuant to this
                 Section 2.3(a)(ii) shall bear interest thereon from the date of such demand until payment in full at a fluctuating rate per annum equal at all times to the Prime Rate (but in no event to exceed the Maximum Rate), with adjustments in such fluctuating rate to be made on the same date as any change in the Prime Rate.

                          (iii) Together with any demand by Lender pursuant to Subsection (i) or (ii) above, Lender shall provide Borrower with a certificate signed by an authorized officer of Lender
                 (aa) describing the event giving rise to such demand by Lender, and (bb) showing the method (which may include any reasonable averaging, attribution or allocation procedure) used by Lender to determine the amount demanded by Lender, which shall be final, conclusive and binding, absent manifest error, upon the parties hereto.

                 (b) Indemnification. Borrower hereby agrees to indemnify and hold harmless Lender from and against any and all claims, damages, and liabilities whatsoever which Lender may incur (or which may be claimed against Lender by any person or entity whatsoever) (i) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under any Letter of Credit or (ii) by reason of this Agreement or any of the other Loan Documents or the transactions and events at any time associated therewith (including, without limitation, the enforcement of this Agreement and any of the other Loan Documents). Borrower agrees to pay all expenses (including, without limitation, fees and disbursements of counsel) reasonably incurred by Lender in investigating, defending or preparing to defend against any such claim, damage or liability and for all costs of settlement made with the written consent of Borrower in connection with any such claim, damage or liability. Notwithstanding any provision to the contrary contained herein, Lender shall not be relieved of liability arising in connection with its gross negligence or willful misconduct.

                 (c)      Limited Liability of Lender.

                            (i) Borrower assumes all risk of the acts or omissions of the beneficiary(ies) and any transferee of any of the Letters of Credit with respect to its use of the Letters of Credit. Neither Lender, its correspondents, its Affiliates nor any of their officers or directors shall be liable or responsible for: (aa) the use which may be made of the Letters of Credit or for any actions or omissions of the users of the Letters of Credit; (bb) the existence or nonexistence of a default under any instrument secured or supported by any Letter of Credit or any other event which gives rise to a right to call upon any Letter of Credit; (cc) the validity, sufficiency or genuineness of any document delivered in connection with any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, fraudulent or forged; (dd) except as specifically required by the Letter of Credit, failure of any instrument to bear any reference or adequate reference to the Letter of Credit, or failure of documents to accompany any draft at negotiation, or failure of any Person to note the amount of any draft on the reverse of the Letter of Credit or to surrender or take up the Letter of Credit; or (ee) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, wireless, or otherwise. Neither Lender nor its Affiliates shall be responsible for any act, error, neglect or default, omissions, insolvency or failure in the business of any of Lender's correspondents, for any refusal by Lender or any of Lender's correspondents to pay or honor drafts drawn under the Letters of Credit because of any applicable law, decree or edict, legal or illegal, of any governmental agency now or hereafter enforced, or for any matter beyond the control of Lender and its Affiliates. The happening of any one or more of the contingencies referred to in the preceding clauses of this paragraph shall not affect, impair or prevent the vesting of any of the rights or powers Lender under this Agreement or any of the other Loan Documents or the obligation of Borrower to make reimbursement hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, Borrower agrees that any action, not contrary to the terms of the Letter of Credit, which is taken by Lender or any of its Affiliates or any of its correspondents shall be binding on Borrower and shall not put Lender or its affiliates under any resulting liability to Borrower and Borrower makes a like agreement as to any inaction or omission unless in breach of good faith.

                           (ii) Borrower agrees that if the maturity of any Letter of Credit is extended by its terms or by law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of Borrower, this Agreement shall be binding upon Borrower with respect to the Letter of Credit as so extended or otherwise modified.

                          (iii) Borrower agrees that Lender is authorized and instructed to accept and pay drafts under the Letters of Credit issued by Lender without requiring, and without responsibility for, the determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. Borrower agrees that Lender is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under the Letters of Credit issued by Lender, and payment by Lender to any such beneficiary in accordance with the terms of the Letter of Credit when requested by any such purported officer, representative or agent is hereby authorized and approved by Borrower.

                 (d) Uniform Customs and Practice for Documentary Credits. Except as otherwise expressly provided in this Agreement or as Borrower and Lender may otherwise expressly agree with regard to, and prior to the issuance of, a Letter of Credit, the "Uniform Customs and Practice for Documentary Credits (1983 Revision), International Chamber of Commerce Publication No. 400", as hereafter amended, revised, supplemented, or replaced by other publications of similar effect, shall in all respects be deemed a part hereof as fully as if incorporated herein and shall apply to each Letter of Credit.

         2.4. Default Interest. If Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, Borrower shall, on demand by Lender made from time to time, pay interest, to the extent permitted by law, on such defaulted amount up to the date of actual payment (after as well as before judgment) at the Maximum Rate.

         2.5. Computation of Interest. All payments of interest and commitment fees shall be computed on the per annum basis of a year of 360 days, but to the extent such computations of interest might cause the rate of interest to exceed the Maximum Rate, such interest shall be computed on the basis of a year of 365 or 366 days, as applicable.

         2.6. Payment on Non-Business Day. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder and under the Note.

         2.7. Manner of Paying and Prepaying. All payments of principal, interest, fees and expenses under this Agreement and the Note shall be made to Lender in lawful currency of the United States of America and in immediately available funds not later than 11:00 a.m. (Dallas, Texas time) on the date called for hereunder and under the Note, at Lender's address set forth in the opening recital hereof.

         2.8. Taxes and Increased Costs. In the event that Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (a) any change after the date of this Agreement in any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order or request), including, without limitation, (i) a change in the basis of taxation of payments to Lender of the principal of or interest on the Loans or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of Lender imposed by the jurisdiction in which its principal office is located) or (ii) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D of the Board to the extent included in the computation of the LIBOR Base Rate or (b) other circumstances affecting Lender or the London interbank market or the position of Lender in such market; then and in any event, Lender shall promptly give notice (by telephone confirmed in writing) to Borrower of such increased costs or reductions in amounts received or receivable hereunder. Thereafter, Borrower shall pay to Lender, within thirty (30) days from written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Lender in its sole discretion shall determine) as shall be required to compensate Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to Lender, showing the basis for the calculation thereof, submitted to Borrower by Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto).

         2.9.    Change in Legality.

                 (a) Notwithstanding anything to the contrary contained herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful, impossible or impracticable for Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to Borrower, Lender may:

                            (i) declare that LIBOR Loans will not thereafter be made by Lender hereunder, whereupon any request by Borrower for a LIBOR Loan shall be deemed a request for Fluctuating Rate Loan unless such declaration shall be subsequently withdrawn; and

                           (ii) require that all outstanding LIBOR Loans made by Lender be converted to Fluctuating Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Fluctuating Rate Loans as of the effective date of such notice as provided in Section 2.9(b), notwithstanding the provisions of Section 2.1(k).

         In the event Lender shall exercise its rights under clause (i) or (ii) immediately preceding, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans shall instead be applied to repay the Fluctuating Rate Loans resulting from the conversion of such LIBOR Loans and shall be prepayable only at the times the converted LIBOR Loans would have been prepayable, notwithstanding the provisions of Section 2.1(k).

                 (b) For purposes of Section 2.9(a), a notice to Borrower by Lender shall be effective as to each LIBOR Loan, if lawful, on the last day of the then current LIBOR Interest Period or, if there are then two or more current LIBOR Interest Periods, on the last day of each such LIBOR Interest Period, respectively; otherwise, such notice shall be effective on the date of receipt by Borrower.

         2.10. Indemnity. Borrower shall indemnify Lender against any loss or expense which Lender may sustain or incur as a consequence of (a) any failure by Borrower to borrow hereunder after irrevocable notice of such borrowing has been given pursuant to Section 2.1 hereof, (b) any payment, prepayment or conversion of a LIBOR Loan required by any other provision of this

Agreement or otherwise made on a date other than the last day of the applicable LIBOR Interest Period (other than as may be required pursuant to the terms of Section 2.9(a)(ii), or (c) any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain a Loan or any part thereof as a LIBOR Loan upon the occurrence of any Event of Default. Such loss or reasonable expense shall include, without limitation, an amount equal to the excess, if any, as reasonably determined by Lender of (i) its cost of obtaining the funds for the Loan being paid, prepaid or converted or not borrowed (based on the LIBOR Base Rate applicable thereto) for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the LIBOR Interest Period for such LIBOR Loan (or, in the case of a failure to borrow, convert or continue, the LIBOR Interest Period for such LIBOR Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by Lender that could be realized by Lender in reemploying during such period the funds so paid, prepaid or converted or not borrowed.

         2.11. Commitment Fee. For the period from the date hereof through the Drawdown Termination Date, Borrower agrees to pay to Lender on the last day of each fiscal quarter of each fiscal year of Borrower commencing with the fiscal quarter ending March 31, 1996, and on the Drawdown Termination Date, a commitment fee of one-quarter of one percent (1/4 of 1%) per annum on the daily average of the unadvanced portion of the Line of Credit Commitment for the then-ending fiscal quarter or portion thereof, as applicable.

                   SECTION 3.  REPRESENTATIONS AND WARRANTIES

         In addition to any other representations or warranties made by Borrower in any of the other Loan Documents, Borrower hereby represents and warrants that:

         3.1. Organization of Borrower and Subsidiaries. Borrower and each Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has the power and authority to own and operate its properties and to carry on its business in each jurisdiction in which it conducts business.

         3.2. Organization of AvAero. AvAero (a) is a joint venture duly organized and validly existing under the laws of the State of Delaware, (b) has the power and authority to own and operate its properties and to carry on its business, and (c) is comprised solely of the Joint Venturers.

         3.3. Power and Authority. Borrower and each Subsidiary has full power and authority to enter into, execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to consummate the transactions contemplated in this Agreement and the other Loan Documents to which it is a party, and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary and proper corporate action.

         3.4. Consents. No consent or approval of any public authority or third party, or of any stockholders of Borrower or any Subsidiary, is required as a condition to the validity of any of the Loan Documents which has not been obtained.

         3.5. Binding Obligations. The Loan Documents constitute valid and legally binding obligations of Borrower and each Subsidiary, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights.

         3.6. No Legal Bar, Etc. The execution and delivery of this Agreement and the other Loan Documents, the performance by Borrower and each Subsidiary of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with any provision of any law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority, the Articles and/or Certificate of Incorporation or Bylaws of Borrower or any Subsidiary, any shareholders' agreement or other similar document or agreement affecting Borrower or any Subsidiary, any agreement, judgment, license, order or permit applicable to or binding upon Borrower or any Subsidiary or any of their respective assets or properties, (ii) result in the acceleration of any Debt owed by Borrower or any Subsidiary, or (iii) result in or require the creation of any Lien upon any assets or properties of Borrower or any Subsidiary. No consent, approval, authorization, or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other Loan Documents or to consummate any transaction contemplated hereby and thereby.

         3.7. Trade Names, Place of Business. Except for Florida Aero Corporation and Seismic Engineering Company, neither Borrower nor any Subsidiary has, during the preceding five (5) years, been known by or used any other name. The chief executive office and principal place of business of Borrower and Hydroscience, Inc., is located at 2659 Nova Drive, Dallas, Texas 75229. The chief executive office and principal place of business of Aero Corporation is 5530 E. U.S. Highway 90, Lake City Municipal Airport, Lake City, Florida 32055. The chief executive office and principal place of business of Crystek Crystals Corporation is 2351/71 Crystal Drive, Fort Myers, Florida 33906.

         3.8. Litigation. Except as disclosed on Schedule 3.8 attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against Borrower, any Subsidiary or AvAero in any court or before any Governmental Authority which on the date of this Agreement, or which if adversely determined against Borrower, any Subsidiary or AvAero, would have a Material Adverse Effect on Borrower, any Subsidiary or AvAero.

         3.9. Financial Statements. The audited consolidated financial statements of Borrower and the Subsidiaries for the fiscal year ended December 31, 1994, and the corresponding unaudited interim consolidated financial statements as of September 30, 1995, (collectively, the "Initial Financial Statements") which have been delivered to Lender have been prepared in accordance with GAAP and present fairly the financial condition and results of the operation of Borrower and the Subsidiaries as at the dates and for the periods covered (subject only to normal year-end audit adjustments with respect to such unaudited interim statements). Since September 30, 1995, no adverse change has occurred in the condition, financial or otherwise, of Borrower or any of the Subsidiaries.

         3.10. Taxes. All income taxes and other taxes due and payable by the Borrower and each Subsidiary through the date hereof have been paid prior to becoming delinquent.

         3.11. Title. Borrower and each Subsidiary has good and indefeasible title to all its properties and assets, free and clear of any Liens and security interests, except for Permitted Liens.

         3.12. No Defaults. Neither Borrower nor any Subsidiary is in violation of any term of its Articles and/or Certificate of Incorporation or Bylaws and neither Borrower nor any Subsidiary is in violation of any term of any indenture, promissory note, contract, agreement, or undertaking to which it is a party or by which it or any of its Property may be bound or subject.

         3.13. Use of Proceeds. The proceeds of the Loans and the Documentary Letters of Credit shall be used for working capital and other general corporate purposes of Borrower and each Subsidiary. The Standby Letters of Credit shall be used to secure Borrower's environmental liabilities in the State of Florida, as determined by the Florida Department of Environmental Protection.

         3.14. Margin Securities. Under no circumstances will any part of the proceeds of the Loans or Letters of Credit be used directly or indirectly for the purpose, whether immediate, incidental, or ultimate, of purchasing, carrying or trading in any "margin stock" or any "margin securities" (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrower is not engaged principally, or as one of Borrower's important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.

         3.15.   Compliance With Laws.  Other than as set forth in Schedule
3.15 attached hereto, Borrower, each Subsidiary and AvAero are conducting their businesses in material compliance with all applicable federal, state, and local laws, rules, regulations and statutes, including without limitation those pertaining to environmental matters; none of the operations of Borrower, any Subsidiary or AvAero is the subject of any federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent into the environment; neither Borrower, any Subsidiary nor AvAero has, and (to the best knowledge of Borrower) no other Person has, filed any notice under any federal, state or local Law indicating that Borrower, any Subsidiary or AvAero is responsible for the release into the environment, or the improper storage, of any hazardous or toxic waste, substance or constituent or that such waste, substance or constituent has been released, or is improperly stored, upon any property of Borrower, any

Subsidiary or AvAero; neither Borrower, any Subsidiary nor AvAero has any known material contingent liability in connection with the release into the environment, or the improper storage, of any such waste, substance or constituent.

         3.16. Misstatements. No statement or information contained in any of the Loan Documents or in any financial statement, appraisal, certificate, statement or other information delivered herewith or heretofore to Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make such statement or information not misleading. Borrower has disclosed to Lender in writing all contingent liabilities, commitments, pending or threatened legal proceedings, and unusual legal or contractual restrictions which could materially and adversely affect the properties, business, prospects or condition (financial or otherwise) of Borrower or any Subsidiary;

         3.17. Solvency. Neither Borrower nor any Subsidiary (a) is insolvent on the date of this Agreement nor will become insolvent as a result of entering into this Agreement and the other Loan Documents, nor (b) intends to incur Debt that will be beyond the ability of Borrower or any Subsidiary to pay as such Debt matures; and

         3.18. ERISA. Neither Borrower nor any Subsidiary has (a) incurred an accumulated funding deficiency under any Plan in an amount which could have an adverse effect on the condition, financial or otherwise, of Borrower or of any Subsidiary, (b) incurred material liability to the Pension Benefit Guaranty Corporation in connection with any Plan, (c) withdrawn in whole or in part from participation in a multi-employer pension plan (as defined in ERISA) or (d) committed, permitted or suffered a "prohibited transaction" or "reportable event" (as such terms are defined in ERISA).

                SECTION 4.  AFFIRMATIVE COVENANTS AND AGREEMENTS

         Until payment and performance in full of the Note and the other Indebtedness, unless Borrower receives prior written approval of a deviation therefrom from Lender, Borrower agrees that:

         4.1. Business and Financial Information - Borrower will promptly furnish to Lender from time to time such information regarding the business and affairs and financial condition of Borrower and each Subsidiary as Lender may reasonably request, and will furnish Lender:

                 (a) Quarterly Financial Statements - as soon as available and in any event within forty-five (45) days after end of each of the first three (3) fiscal quarters of each fiscal year of Borrower, during the term of this Agreement, the consolidated and consolidating balance sheets (including, without limitation, a statement of contingent liabilities) of Borrower and the Subsidiaries as of the close of such fiscal quarter and the consolidated and consolidating statements of income, cash flows and shareholders' equity of Borrower and the Subsidiaries for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year as well as year-to-date figures, all in such detail as Lender may reasonably request and accompanied by a statement of an authorized financial officer of Borrower certifying that such financial statements fairly present the financial position of Borrower and the Subsidiaries at the close of such period and the results of their operations for such period;

                 (b) Annual Financial Statements - as soon as available and in any event within ninety (90) days after the close of each fiscal year of Borrower during the term of this Agreement, the audited consolidated and consolidating balance sheets (including, without limitation, a statement of contingent liabilities) of Borrower and the Subsidiaries as at the end of such fiscal year and the audited consolidated and consolidating statements of income, cash flows, and shareholders' equity of Borrower and the Subsidiaries for such fiscal year, setting forth, in each case in comparative form, the figures for the previous fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP and accompanied by a certificate of such independent certified public accountants to Lender (i) stating that to their knowledge no Default has occurred and is continuing, or if in their opinion a Default has occurred and is continuing, a statement as to the nature thereof, and (ii) confirming the calculations set forth in the Borrower's compliance certificate delivered simultaneously therewith;

                 (c) Other Statements - promptly upon becoming available, a copy of (i) all other financial statements, reports, notices and proxy statements sent by Borrower and each Subsidiary to stockholders and (ii) all other regular and periodic reports filed by Borrower and each Subsidiary with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission;

                 (d) Backlog and Forecast Report - as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, a written report setting forth separately, with respect to Borrower and each Subsidiary insofar as is possible,
         (i) orders or contracts pending with respect to goods to be sold or services rendered as of the end of the immediately preceding fiscal quarter specifying the customers and the amounts relating thereto,
         (ii) active proposals with respect to goods to be sold or services rendered as of the end of the immediately preceding fiscal quarter specifying the customers and the amounts relating thereto, (iii) prospects with respect to goods to be sold or services rendered as of the end of the immediately preceding fiscal quarter specifying the names and the types or items of goods or services to be performed, and
         (iv) forecasts of the anticipated shipment of goods and/or performance of services which among other things specifies the names of those potential customers whose expected annual volume would be more than ten percent (10%) of the anticipated sales of the particular Subsidiary reported on and the projected amounts and dates of anticipated sales with respect thereto;

                 (e) Notice of Default - immediately upon becoming aware of the existence of any Default under this Agreement or any of the other Loan Documents, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto;

                 (f) Notice of Claimed Default - immediately upon becoming aware that any Person has given notice or taken any other action with respect to a claimed default under any mortgage, deed of trust, promissory note, contract, agreement or undertaking to which Borrower, any Subsidiary or AvAero is a party or by which any of their respective Properties may be bound or subject, a written notice specifying the notice given or action taken by such Person and the nature of the claimed default and what action Borrower, such Subsidiary or AvAero is taking or proposes to take with respect thereto;

                 (g) Litigation - immediately upon becoming aware of any action, suit, or proceeding pending or threatened against or affecting Borrower, any Subsidiary or AvAero in any court or before any Governmental Authority, which if adversely determined could have a Material Adverse Effect on Borrower, any Subsidiary or AvAero a written notice specifying the nature thereof and what action Borrower, such Subsidiary or AvAero is taking or proposes to take with respect thereto; and

                 (h) Change in Condition - immediately upon becoming aware of any material adverse change in the property assets, liabilities, financial condition, business or operations of Borrower, any Subsidiary or AvAero from those reflected in the Initial Financial Statements or by the facts warranted or represented in this Agreement or any of the other Loan Documents or a written notice specifying the nature thereof and what action Borrower or such Subsidiary is taking or proposes to take with respect thereto.

         4.2. Compliance Certificate. Borrower will furnish, or cause to be furnished, to Lender concurrently with the furnishing of the quarterly and annual financial statements pursuant to Section 4.1 hereof, a certificate in the form of certificate attached hereto as Exhibit "E" signed by an authorized financial officer of Borrower stating:

                 (a) that a review of the activities of Borrower and each Subsidiary has been made under his supervision with a view to determining whether Borrower and each Subsidiary have fulfilled all of their respective obligations under this Agreement and the other Loan Documents; and

                 (b) that Borrower and each Subsidiary have fulfilled all of their respective obligations under this Agreement and the other Loan Documents and that all representations made herein and therein can continue to be true and correct (or specifying the nature of any change) or if Borrower or any Subsidiary shall be in default, specifying any default and the nature and status thereof and showing in detail the computations required by the provisions of Sections 2.1(j)(iii), 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 5.1 and 5.11 of the
         Agreement based on the figures which appeared on the books of account of Borrower at the close of such respective period.

         4.3. Taxes and Other Liens. Borrower will pay, and will cause each Subsidiary to pay, before they become delinquent:

                 (a) all taxes, assessments and governmental charges and levies imposed upon it or upon its income or Property or any part thereof; and

                 (b) all claims of any kind (including claims for labor, material, supplies and rent) which, if unpaid, might result in the creation of a Lien upon any Property of Borrower or any Subsidiary;

provided, that items of the foregoing description need not be paid while being contested in good faith by appropriate proceedings diligently conducted and provided, further, that reserves adequate under GAAP shall have been established with respect thereto.

         4.4.    Maintenance.  Borrower will, and will cause each Subsidiary to:

                 (a) Existence and Rights - maintain, and cause each Subsidiary to maintain, its corporate existence, rights, and franchises, and continue to be duly authorized and qualified to transact business in each jurisdiction wherein the Property owned or the business transacted by it makes such qualification necessary;

                 (b) Property - maintain, and cause each Subsidiary to maintain, its Property in good and workable condition at all times; and

                 (c) Financial Records - maintain and keep books of record and account in which full, true and correct entries in accordance with GAAP will be made of all dealings and transactions in relation to the business and activity of Borrower and each Subsidiary.

         4.5. Compliance with Laws, Environmental Indemnity. Borrower will comply with, and conduct its business and affairs in compliance with, and cause each Subsidiary to comply with and conduct its business and affairs in compliance with, all federal, state, and local laws, statutes, codes, acts, regulations, rules, orders, ordinances and requirements, including, without limitation, those pertaining to pollution or other environmental matters and all ERISA requirements and obtain all permits, licenses, or similar approvals required by all such laws pertaining to the environment. Borrower shall indemnify Lender and hold Lender harmless from and against any claim, loss or damage to which Lender is subjected as a result of any past, present or future existence, use, handling, storage, transportation, or disposal of any hazardous waste or substance or toxic substance by Borrower or any Subsidiary. This indemnification shall survive the termination of this Agreement and payment of the Indebtedness.

         4.6. Insurance. Borrower will maintain, and cause each Subsidiary to maintain, insurance with responsible insurance companies on such of its properties, in such amounts and against such risks, as is customarily maintained by similar businesses operating in the same vicinity, specifically to include a policy of fire and extended coverage insurance covering all assets, business interruption insurance and liability insurance, all to be with such companies and in such amounts satisfactory to Lender, and evidence of such insurance shall be supplied to Lender.

         4.7. Further Assurances. Borrower will promptly cure any defects in the creation and issuance of the Note and the execution and delivery of this Agreement and the other Loan Documents.

         4.8. Reimbursement of Expenses. Borrower will pay all reasonable legal fees incurred by Lender in connection with the preparation of this Agreement and the other Loan Documents and promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to satisfy any obligation of Borrower or any Subsidiary under this Agreement or any of the other Loan Documents, or to collect the Note, or to enforce the rights of Lender under this Agreement or any of the other Loan Documents, which amounts will include all court costs, reasonable attorney's fees, fees of auditors and accountants, and investigation expenses reasonably incurred by Lender in connection with any such matters.

         4.9. Inspection. At any and all reasonable times, upon the request of Lender, Borrower will permit Lender or any agents or representatives designated by Lender:

                 (a) to examine the books of accounts, records, reports and other papers of Borrower and each Subsidiary (and to make copies and extracts therefrom);

                 (b) to inspect any Property of Borrower and each Subsidiary; and

                 (c) to discuss the business and affairs of Borrower and each Subsidiary with its officers and its independent certified public accountants.

         4.10. Location of Books and Records. Unless written notice of another location is given to Lender, Borrower will maintain, and cause each Subsidiary to maintain, the location of its books and records at the respective addresses set forth above.

         4.11. Performance of Obligations. Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof;

         4.12. Working Capital. Borrower will maintain Working Capital of not less than $12,500,000.00 as of the end of each fiscal quarter of Borrower during the term of this Agreement.

                 For the purpose of this covenant, Consolidated Current Liabilities shall include the aggregate amount of the Standby Letters of Credit issued and outstanding after deducting from such aggregate amount accrued liability already outstanding for environmental expense covered by the Standby Letters of Credit.

         4.13. Current Ratio. Borrower will maintain a ratio of Consolidated Current Assets to Consolidated Current Liabilities of at least 2.0 to 1.0 as of the end of each fiscal quarter of Borrower during the term of this Agreement.

                 For the purpose of this covenant, Consolidated Current Liabilities shall include the aggregate amount of the Standby Letters of Credit issued and outstanding after deducting from such aggregate amount accrued liability already outstanding for environmental expense covered by the Standby Letters of Credit.

         4.14. Consolidated Total Liabilities to Consolidated Tangible Effective Net Worth. Borrower will maintain a ratio of Consolidated Total Liabilities to Consolidated Tangible Effective Net Worth of not greater than
0.75 to 1.0 as of the end of each fiscal quarter of Borrower during the term of this Agreement.

                 For purposes of this covenant, Consolidated Total Liabilities shall include the aggregate amount of the Standby Letters of Credit issued and outstanding after deducting from such aggregate amount accrued liability already outstanding for environmental expense covered by the Letters of Credit.

         4.15. Quick Ratio. Borrower will maintain a Quick Ratio of not less than 1.25 to 1.00 as of the end of each fiscal quarter of Borrower during the term of this Agreement.

         4.16. Consolidated Net Income. Borrower will maintain Consolidated Net Income after provision for income and other taxes on a cumulative basis of not less than the following amounts at the dates indicated for each fiscal year of Borrower during the term of this Agreement:

            Date                                          Amount
            ----                                          ------
   March 31 of each fiscal year of Borrower               $500,000.00
   June 30 of each fiscal year of Borrower              $1,000,000.00
   September 30 of each fiscal year of Borrower         $1,500,000.00
   December 31 of each fiscal year of Borrower          $2,000,000.00


         4.17. Consolidated Tangible Net Worth. Borrower will cause its Consolidated Tangible Net Worth as of the end of each fiscal year of Borrower during the term hereof commencing with the fiscal year ending December 31, 1995 to increase in each fiscal quarter of the subsequent fiscal year of Borrower during the term of this Agreement by at least the amounts set forth in Section
4.16 of this Agreement.

         4.18. Guarantor Financial Statements. Borrower will cause each Guarantor to deliver to Lender the financial statements of such Guarantor in accordance with the terms of the Guaranty Agreements.

                         SECTION 5.  NEGATIVE COVENANTS

         Until payment and performance in full of the Note and all other Indebtedness, unless Borrower receives prior written approval of a deviation therefrom from Lender, Borrower agrees that:

         5.1. Debt. Borrower will not and will not permit any Subsidiary to, create, incur, assume or permit to exist any Debt, except for (a) the Note and other Indebtedness, (b) normal trade debts incurred in the ordinary course of business, (c) Debt existing on the date of this Agreement which is reflected in the Initial Financial Statements, (d) liabilities for taxes, assessments, governmental charges or levies which are not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted if reserves adequate under GAAP shall have been established therefor, (e) endorsements of negotiable documents for collection in the ordinary course of business, (f) Debt of the Subsidiary Guarantors to Borrower, and (g) Debt of Borrower including operating lease obligations which in the aggregate does not exceed $5,000,000.00 at any one time outstanding.

         5.2. Liens. Borrower will not, and will not permit any Subsidiary to, grant, create, assume or permit Liens on or security interests in its Property (now owned or hereafter acquired), except Permitted Liens.

         5.3. Loans, Advances, Investments. Borrower will not and will not permit any Subsidiary to, make or permit to remain outstanding any loans, advances or investments to or in any Person, except for (a) loans, advances and investments existing on the date of this Agreement which are reflected in the Initial Financial Statements, (b) loans and advances by Borrower to any Subsidiary Guarantor, (c) loans, advances and investments by Borrower in and to AvAero, (d) loans and advances by Borrower to any Joint Venturer provided the proceeds thereof are used by such Joint Venturer in the operation of AvAero, and (e) loans and advances by Borrower and the Subsidiaries to their respective employees (other than existing loans reflected in the Initial Financial Statements), provided such loans and advances do not exceed $100,000.00 in any fiscal year of Borrower and $300,000 in the aggregate of any one time outstanding.

         5.4. Mergers, Etc. Borrower will not, and will not permit any Subsidiary to, amend its Articles and/or Certificate of Incorporation or otherwise change its corporate name or structure, (b) form a Subsidiary, (c) consolidate with a merge into, or acquire any Person, (d) permit any Person to consolidate with or merge into, or acquire Borrower or any Subsidiary, (e) acquire any stock of any corporation, or (f) acquire all or substantially all of the assets of another Person.

         5.5. Disposition of Assets. Borrower will not, and will not permit any Subsidiary to, sell, lease, assign or otherwise dispose of or transfer any assets, except (a) equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value, (b) inventory which is sold in the ordinary course of business on ordinary trade terms, (c) the offshore vessel registered in the name of M.V. Midnight Dancer, and (d) other personal property, provided the aggregate value thereof does not exceed $250,000.00 during the term of this Agreement.

         5.6. Dividends. Borrower will not declare or pay any dividends or distributions (other than dividends payable in capital stock of Borrower) on any shares of any class of capital stock or other securities of Borrower or any Subsidiary, or apply any of its properties or assets to the purchase, redemption or other retirement of any shares of any class of capital stock or other security of Borrower or any Subsidiary, or in any way amend its capital structure.

         5.7. Nature of Business. Borrower will not, and will not permit any Subsidiary to, change its name, address or the general character of business as conducted on the date hereof, or engage in any type of business not reasonably related to its business as presently and normally conducted.

         5.8. Prepayment of Debt. Borrower will not, and will not permit any Subsidiary to, prepay, purchase, redeem, retire or otherwise acquire, or make any optional payment on account of any principal of, interest on, or premium payable in connection with the optional prepayment, redemption or retirement of any of its Debt, except for the Note and other Indebtedness.

         5.9. Transactions with Subsidiaries and Affiliates. Borrower will not, and will not permit any Subsidiary to, engage in any transaction with an Affiliate or a Subsidiary on terms less favorable to it than would be obtainable at the time in comparable transactions with Persons not affiliated with Borrower.

         5.10. ERISA Compliance. Borrower will not at any time permit any Plan maintained by Borrower or any Subsidiary to:

                 (a) engage in any "prohibited transaction" (as defined in ERISA and in Section 4975 of the Internal Revenue Code of 1986, as amended);

                 (b) incur any "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code of 1986, as amended); or

                 (c) terminate any such Plan in a manner that could result in the imposition of a Lien on the Property of Borrower or any Subsidiary pursuant to ERISA.

         5.11. Write-Offs. Borrower will not permit the aggregate amount of write-offs of assets, whether tangible or intangible, charge-offs, costs, expenses or losses associated with the discontinuance of the operations of Borrower or any Subsidiary to exceed $4,000,000.00 during the term of this Agreement.

                              SECTION 6.  DEFAULTS

         6.1. Events. Any of the following events shall be considered an "Event of Default" as that term is used herein:

                 (a) default is made in the payment of the Note or any of the other Indebtedness, whether principal or interest or any installment thereof, when due and payable and such default continues unremedied for a period of ten (10) days;

                 (b) any statement, representation or warranty of Borrower or any Subsidiary in this Agreement or in any of the other Loan Documents proves to have been incorrect or incomplete in any material respect when made, or any representation, statement (including financial statements), certificate or data furnished or made by Borrower or any

         Subsidiary (or any officer, accountant or attorney of Borrower or any Subsidiary) hereunder or thereunder proves to have been untrue in any material respect as of the date as of which the facts therein set forth were stated or certified;

                 (c) default is made in the due observance or performance by Borrower of any of the covenants or agreements contained in Sections 4.1, 4.2, 4.3, 4.4(b), 4.4(c), 4.5, 4.6, 4.7, 4.8, 4.9, 4.10,
         4.11 or 4.18 of this Agreement and such default continues unremedied for a period of thirty (30) days after notice thereof is given by Lender to Borrower;

                 (d) default is made in the due observance or performance by Borrower of any of the covenants or agreements contained in Sections 4.4(a), 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 5.1, 5.2, 5.3,
         5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10 or 5.11 of this Agreement;

                 (e) default is made in the due observance or performance by Borrower or any Subsidiary of any of the covenants, terms or agreements contained in any of the other Loan Documents and such default continues unremedied beyond any applicable period of grace, if any;

                 (f) Borrower dissolves or terminates its existence or discontinues its usual business or is enjoined, restrained or in any way prevented by court order or order of any governmental authority from conducting all or any material part of its business and such order is not lifted within thirty (30) days;

                 (g) any involuntary case or other proceeding is commenced against Borrower which seeks liquidation, reorganization or other relief with respect to Borrower or its debts and liabilities under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Borrower or any substantial part of its property, or for the winding-up or liquidation of Borrower's affairs;

                 (h) Borrower commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to Borrower or its debts and liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Borrower or any substantial part of its property or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against Borrower, or makes a general assignment for the benefit of creditors, or fails generally to, or admits in writing Borrower's inability to, pay its debts generally as they become due or takes any action to authorize or effect any of the foregoing;

                 (i) any Subsidiary takes or permits to exist any event or condition specified in (f), (g) or (h) of this Section 6.1; or

                 (j) any event or condition occurs which constitutes a default or event of default under any of the other Loan Documents;

                 (k) Borrower or any Subsidiary defaults in the payment of principal of or interest on any other Debt of Borrower or any Subsidiary to any Person beyond the period of grace, if any, provided with respect thereto;

                 (l) any of the Loan Documents at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or are declared null and void or the validity or enforceability thereof are contested or challenged by Borrower or any Subsidiary, or Borrower or any Subsidiary denies that it has further liability or obligation under any of the Loan Documents; or

                 (m) a notice is filed of record disclosing a Lien with respect to all or any Property of Borrower or any Subsidiary by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other Governmental Authority, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time hereafter to any one of these becomes a Lien upon any Property of Borrower or any Subsidiary; or

                 (n)      Borrower fails to (i) furnish Lender, within fifteen
         (15) days after discovery thereof using reasonable diligence, written notice of the occurrence of any of the following events: (aa) the happening of a "reportable event" or a "prohibited transaction" (as such terms are defined in ERISA) with respect to any Plan of Borrower or any Subsidiary, (bb) the termination of any Plan which could result in the imposition of a Lien on the Property of Borrower or any Subsidiary, (cc) the appointment of a trustee by an appropriate United States district court to administer any Plan, or (dd) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any Plan or to appoint a trustee to administer any Plan; or
         (ii) notify Lender promptly upon receipt by Borrower of any notice of the institution of any proceeding or other action which may result in the termination of any Plan.

         6.2.    Remedies Upon Default.

                 (a)      Acceleration.

                            (i) Upon the occurrence of any Event of Default described in Section 6.1 (f), (g), (h) or (i) of this Agreement, the Commitments and all other lending obligations, if any, of Lender under this Agreement shall immediately terminate, and the entire aggregate principal amount of the Note then outstanding together with interest then accrued thereon and all other Indebtedness to Lender shall become immediately due and payable, all without demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other notice of default of any kind, all of which are hereby expressly waived by Borrower.

                                  (ii)     Upon the occurrence and at any time
                 during the continuance of any other Event of Default specified in Section 6.1 of this Agreement, Lender may, by written notice to Borrower, (aa) declare the entire aggregate principal amount of the Note then outstanding together with interest then accrued thereon and all other Indebtedness to Lender to be immediately due and payable without demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, and/or (bb) terminate the Commitments and other lending obligations, if any, of Lender under this Agreement unless and until Lender shall reinstate the same in writing.

                 (b) Other Rights. In addition, upon the occurrence of any Event of Default, Lender may, at its election, do any one or more of the following:

                            (i)   reduce any claim to judgment;

                           (ii) exercise the rights of offset and/or banker's lien and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Indebtedness of Borrower, irrespective of whether or not Lender shall have made any demand under this Agreement or the Note and although such Indebtedness may be unmatured;

                          (iii) foreclose any and all Liens in favor of Lender and/or otherwise realize upon any and all of the rights Lender may have in and to any Collateral, or any part thereof; or

                           (iv) exercise any and all other rights afforded by any applicable laws, or by the Loan Documents, at law or in equity, or otherwise, including but not limited to, the rights to bring suit or other proceedings before any court of competent jurisdiction, either for specific performance of any covenant or condition contained in the Loan Documents or in aid of the exercise of any right granted to Lender in the Loan Documents, all as Lender shall deem appropriate in its sole discretion.

                 (c) Event of Default with Respect to Letters of Credit. If an Event of Default under this Agreement shall occur and the same shall have been declared by Lender, then Borrower shall be required to deposit immediately with Lender, in immediately available funds, an amount equal to (i) the aggregate amount of all then outstanding Letters of Credit, plus (ii) the aggregate amount of all other sums due and payable under the Loan

         Documents regarding the Letters of Credit (the "Deposit"). Borrower's obligation to pay the Deposit is absolute and unconditional and the Deposit will be deposited in a special account with Lender to ensure reimbursement of any drawings under such Letters of Credit and payment of all other amounts due and payable under any of the Loan Documents regarding the Letters of Credit.

         6.3. No Waiver or Exhaustion. No waiver by Lender of any of its rights or remedies hereunder or in any of the other Loan Documents shall be considered a waiver of any other or subsequent right or remedy of Lender; no delay or omission in the exercise or enforcement by Lender of any rights or remedies shall ever be construed as a waiver of any right or remedy of Lender; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Lender.

                        SECTION 7.  CONDITIONS PRECEDENT

         7.1. Documents and Other Items to be Delivered. Lender has no obligation to make the initial Loan or to issue the initial Letter of Credit unless Lender shall have received all of the following at Lender's office in Dallas, Texas, all in form, substance and date satisfactory to Lender:

                 (a)      the Note executed by Borrower;

                 (b) guaranty agreements executed by the Subsidiaries ("Guaranty Agreements"), in form, scope and content satisfactory to Lender, unconditionally guaranteeing the prompt payment of the Obligations, when due;

                 (c) guaranty agreement executed by Borrower, in form, scope and content satisfactory to Lender, unconditionally guaranteeing the payment of all indebtedness incurred by a Subsidiary to Lender under this Agreement, when due;

                 (d) Corporate Certificate of the Secretary of Borrower, containing the names and signatures of the officers of Borrower authorized to execute Loan Documents and certifying to the truth and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Directors of Borrower and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents and the consummation of the transactions contemplated herein and therein, (2) a copy of the Articles and/or Certificate of Incorporation of Borrower and all amendments thereto, and (3) a copy of the Bylaws of Borrower;

                 (e) Corporate Certificate of the Secretary of each Subsidiary, containing the names and signatures of the officers of each Subsidiary authorized to execute Loan Documents and certifying to the truth and completeness of the following exhibits attached thereto:
         (1) a copy of resolutions duly adopted by the Board of Directors of the Subsidiary and in full force and effect at the time this Agreement is entered into, authorizing the execution of the Loan Documents to which it is a party and the consummation of the transactions contemplated therein, (2) a copy of the Articles and/or Certificate of Incorporation of the Subsidiary and all amendments thereto, and (3) a copy of the Bylaws of the Subsidiary;

                 (f) a certificate (or certificates) of the due incorporation and valid existence of Borrower and each Subsidiary in its state of incorporation, issued by the appropriate authorities of such jurisdiction;

                 (g) certificates of good standing and due qualification to do business of Borrower and each Subsidiary, issued by appropriate officials in each state in which Borrower and each Subsidiary owns property subject to the Loan Documents;

                 (h) search certificates from the Secretary of State of Texas (and, upon request by Lender, such other governmental authorities as may be repositories in any state, county or parish where Borrower and each Subsidiary conducts its business or where any Collateral may be located), setting forth all Uniform Commercial Code filings, financing statements, chattel mortgages, assignments and other pledges of personal property and any and all mechanics' or repairmens' liens and federal, state and county tax filings against Borrower and each Subsidiary, which certificates shall be in form, scope and content satisfactory to Lender and accompanied by copies of the filed financial statements, chattel mortgages and/or assignments and shall confirm that the Collateral is free and clear of all pledges, assignments, security interest and liens other than those in favor of Lender; and

                 (i)      each other Loan Document.

         7.2. Additional Conditions Precedent. Lender has no obligation to make any Loan or to issue any Letter of Credit unless the following additional conditions precedent have been satisfied:

                 (a) all representations and warranties made by Borrower and each Subsidiary in any Loan Document are true on and as of the date of such Loan as if such representations and warranties had been made as of the date of such Loan or Letter of Credit;

                 (b) no Default under this Agreement exists at the date of such Loan or Letter of Credit;

                 (c) there have been no material adverse changes, either in any case or in the aggregate in the assets, liabilities, business, operations or financial condition of Borrower or any Subsidiary since the date of the Initial Financial Statements;

                 (d) with respect to each Letter of Credit, Lender shall have received (i) payment of the Letter of Credit fees as provided in this Agreement and (ii) an application and agreement for issuance of Letter of Credit and/or reimbursement agreement relating to such Letter of Credit duly executed by Borrower or the appropriate Subsidiary for whose account the Letter of Credit is issued on Lender's standard form; and

                 (e) a duly executed Request for Loan, Request for Documentary Letter of Credit or Request for Standby Letter of Credit, as appropriate, has been provided to Lender.

                           SECTION 8.  ENFORCEABILITY

         If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if such provision may be made enforceable by limitations thereof, then such provision shall be enforceable to the maximum extent permitted by law.

                        SECTION 9.  PERFORMANCE; NOTICE

         The Loan Documents are performable by Borrower and each Subsidiary entirely in the county where Lender's main office is located. Any notice required to be provided to Borrower or any Subsidiary hereunder that is mailed postage prepaid to the respective addresses shown above or at the most recent changed address on file with Lender at least ten (10) days before the time of the event to which such notice relates shall be deemed reasonable unless any longer period is required by Law.

                           SECTION 10.  MISCELLANEOUS

         The terms of this Agreement shall be binding upon the successors and assigns of Borrower, the Subsidiaries and Lender. Lender reserves the right to assign the Loan Documents in whole or in part to any person or entity. In the event more than one party executes this Agreement, the obligations of the parties under this Agreement shall be joint and several. Section headings herein are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be construed to enlarge, limit, or otherwise change the express provision thereof. Pronouns in masculine, feminine, or neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If the Loan Documents are given in renewal and extension of a prior obligation to Lender, all Liens and other security interests granted to secure such prior obligation, if any, are hereby carried over and renewed to secure the Indebtedness.

                          SECTION 11.  INDEMNIFICATION

         Borrower shall indemnify Lender and its officers, directors, employees, attorneys, and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, penalties, judgments, disbursements, costs and expenses (including reasonable attorneys' fees) to which any of them may become subject which directly or indirectly arise from or relate to (a) the negotiation, execution, delivery, performance, administration or enforcement of any of the Loan Documents, (b) any of the transactions contemplated by the Loan Documents, or (c) any breach by Borrower or any Subsidiary of any representation, warranty, covenant, or other agreement contained in any of the Loan Documents, except for losses, liabilities, claims, damages, penalties, judgments, disbursements, costs and expenses which are caused by Lender's gross negligence or willful misconduct.

               SECTION 12.  APPLICABLE LAW; SUBMISSION TO PROCESS

         THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THE LOAN DOCUMENTS MAY BE GOVERNED BY THE LAWS OF THE UNITED STATES. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, THE NOTE, OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, CHAPTER 15 AND CHAPTER 4 OF THE TEXAS CREDIT CODE SHALL NOT BE APPLICABLE TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS. BORROWER AND EACH SUBSIDIARY HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF TEXAS AND TO THE VENUE OF DALLAS COUNTY AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT BY ANY MEANS ALLOWED UNDER TEXAS OR FEDERAL LAW.

                      SECTION 13.  LIMITATION ON INTEREST

         It is the intent of Lender and Borrower in the execution of this Agreement and all other instruments now or hereafter evidencing or securing the Indebtedness to contract in strict compliance with applicable usury law. In furtherance thereof, Lender and Borrower stipulate and agree that none of the terms and provisions contained herein or in any other Loan Documents shall ever by construed to create a contract to pay, for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate. Neither Borrower nor any co-makers, endorsers, sureties, guarantors or other parties now or hereafter becoming liable for payment of any of the Indebtedness shall ever be required to pay interest or finance charges at a rate in excess of the Maximum Rate, and the provisions of this Section shall control over all other provisions of the Loan Documents and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. Lender and any other holder of any or all of the Indebtedness expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any of the Indebtedness is accelerated.
If demand is made or if the maturity of any Indebtedness shall be accelerated for any reason or if the principal of any of the Indebtedness is prepaid, and as a result thereof the interest or finance charge received for the actual period of existence of the Indebtedness exceeds the Maximum Rate, the holder of any or all of the Indebtedness shall, at its option, either refund to Borrower the amount of such excess or credit the amount of such excess against the principal balance of the Indebtedness then outstanding, and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Lender or any other holder of any or all of the Indebtedness shall collect monies and/or any other thing of value which are deemed to constitute interest which would increase the effective interest rate on the Indebtedness to a rate in excess of the Maximum Rate, all such sums deemed to constitute interest in excess of the Maximum Rate shall, upon such determination, at the option of the holder of the Indebtedness, be either immediately returned to Borrower or credited against the principal balance of the Indebtedness, then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the Maximum Rate, Lender and Borrower shall to the greatest extent permitted by applicable law
(a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term hereof in accordance with the amounts outstanding from time to time thereunder and the Maximum Rate from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. By execution of this Agreement, Borrower acknowledges that it believes the Indebtedness to be non-usurious and agrees that if, at any time, Borrower should have reason to believe that this Agreement, the Note or any of the other Loan Documents is in fact usurious, it will give the holder of the Indebtedness notice of such condition and Borrower agrees that said holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term "applicable law" as used in this Agreement shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

                        SECTION 14.  NO ORAL AGREEMENTS

         THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE A WRITTEN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES.

  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE LOANS.

         WITNESS THE EXECUTION HEREOF, as of the date first above written.


                                       LENDER:
                                       ------

                                       COMERICA BANK - TEXAS


                                       By: /s/ CARTER B. STACK
                                          --------------------------------------
                                       Name: Carter B. Stack
                                            ------------------------------------
                                       Title: Vice President
                                             -----------------------------------

                                  BORROWER:
                                  --------

                                  WHITEHALL CORPORATION


                                  By: /s/ E.F. CAMPBELL
                                     -------------------------------------------
                                  Name E. Forrest Campbell
                                      ------------------------------------------
                                  Title: Vice President
                                        ----------------------------------------



                                  By:/s/ DANIEL R. DONHAM
                                     -------------------------------------------
                                  Name Daniel R. Donham
                                      ------------------------------------------
                                  Title: Vice President
                                        ----------------------------------------